As Filed with the Securities and Exchange Commission on ______________________	Registration No. ___________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------------------
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
--------------------------

ENTOURAGE MINING LTD.
(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada (State or other jurisdiction of incorporation or organization)	1081 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

625 Howe Street
Suite 1180
Vancouver, British Columbia, Canada V6C 2T6
(Address of principal executive offices, including Postal Code)

Registrant's area code and telephone number:   (604) 684-7227

Conrad C. Lysiak
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

PREVIOUS SEC REGISTRATION 000-50305

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [   ]

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share [1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, without par value:	881,000	$0.00004	$35.24	$100.00

[1]   Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(e)(2).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

ENTOURAGE MINING LTD.
881,000 SHARES BEING SOLD BY SELLING SHAREHOLDERS

The 881,000 shares of common stock, without par value, of Entourage Mining Ltd., a British Columbia corporation, are offered by 66 Selling Stockholders from time to time. See "Plan of Distribution." The expenses of the offering, estimated at $25,000.00, are being paid by us. We will not receive any proceeds form the sale of shares by the Selling Shareholder.

Prior to this offering, there has been no public market for the common shares.

See "Risk Factors" beginning on page 7 to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our selling shareholders identified, in this prospectus, intend to sell 881,000 if and when a market develops for the same in the United States of America at a price determined by the market. Entourage Mining will not receive any of the proceeds from the sale of the shares sold by the selling shareholders.

Prospectus dated _________________________, 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the "Risk Factors" section.

The phrase "fiscal year" refers to the twelve months ended December 31 of the relevant year. All references to "$" or "dollars" mean U.S. dollars, unless otherwise indicated. All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in the United States, unless otherwise indicated.

ENTOURAGE MINING LTD.

We were originally incorporated under the name, Entourage Holdings Ltd., pursuant to the Company Act (British Columbia) on June 16, 1995. On June 25, 1996, we changed our name to Entourage Mining Ltd. We are a natural resource company engaged in the acquisition and exploration of natural resource properties. We commenced operations in 1996 and currently have entered into an option agreement to acquire a 60% interest in the Finlayson Properties consisting of 2,976 unsurveyed quartz claims described below and intend to seek and acquire additional properties worthy of exploration and development.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of the property, and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Corporate Information

On February 18, 1998, we became a reporting Issuer as defined under the Securities Act of the Province of British Columbia in British Columbia, Canada.

We have no subsidiary corporations.

Trademarks and Trade Names

We have no trademarks or trade names.

The Offering

Common shares offered by selling shareholders	881,000 shares
Common shares to be outstanding before and after the offering	15,130,005 shares
Estimated initial public offering price	at market
Use of proceeds	No proceeds will be received by us. All proceeds will be received by selling shareholders.

Risk factors

For a discussion of risks relating to this offering, see "Risk Factors."

No market has ever been established for our shares since incorporated.

We are required to file an annual report on Form 20-F with the Securities and Exchange Commission and Form 6-K. Form 6-K is required to be filed when the laws of British Columbia require us to disclose information. The Form 6-K must be filed promptly after information is made public by us. As a foreign private issuer, we will not be subject to the reporting obligations of Section 13, except as set forth above; the proxy rules of the Section 14 of the Securities Exchange Act of 1934; or, the insider reporting or short-swing profit rules of Section 16 of the Exchange Act.

Summary Consolidated Financial and Other Data

The selected historical data presented below has been derived from our financial statements. The financial statements for the periods ending December 31, 2002, 2001, 2000, 1999 and 1998 have been audited Morgan & Company, Chartered Accountants. The financial statements for the period ending September 30, 2003 have been reviewed by Morgan & Company.

Our financial statements are presented in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The following table summarizes certain financial information and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have not declared a dividend during the nine months ended September 30, 2003 or the five years ended December 31, 2001, 2000, 1999, and 1998. There were no fluctuations in revenues and net income (loss) between the periods stated in the table below since we were inoperative during the applicable years. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations. For the reasons set forth herein the information shown below may not be indicative of our future results of operation.

Condensed Statements of Operations for the nine months ended September 30, 2003 and the five years ended December 31, 2003:
	For the nine months ended Setpember 30,		For the years ended December 31

	2003	2002	2002	2001	2000	1999	1998
PER U.S. GAAP
Revenues	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Net Loss	(283,236)	(40,500)	(59,428)	(58,749)	(66,855)	(70,046)	(60,148)
Loss per share	(0.03)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Note:   Diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

Condensed Balance Sheet Information for the nine months ended September 30, 2003 and the five years ended December 31, 2002
	As at September 30,		As at December 31,
	2003	2002	2002	2001	2000	1999	1998
PER U.S. GAAP
Total Assets	592	3,986	Nil	3,986	3,870	2,829	1,734
Net Working Capital (Deficit)	(385,035)	(343,542)	(161,799)	(303,042)	(244,293)	(177,438)	(69,991)
Share Capital and Deficit	(385,035)	(343,542)	(161,799)	(303,042)	(244,293)	(177,438)	(69,991)
Weighted Average Number
of Shares	8,390,994	5,380,005	5,380,005	5,380,005	5,380,005	5,380,005	5,380,005

The total assets were depleted in 2002 in order to pay the cost of filing reports on the System for Electronic Document Analysis and Retrieval ("SEDAR") and in order to maintain our good standing under the laws of our jurisdiction of incorporation.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to purchase our common shares. If any of the following risks occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares could decline, and you may lose all or part of the money you paid to purchase our common shares.

Company risks:

1.   Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors, at present, are unwilling to loan or advance any additional capital to us, we believe that if we do not raise additional capital, we may have to suspend or cease operations within six months. Currently, we need a minimum of CDN$12,000 in order to survive as a business for the next twelve months and we currently do not have plans to enter into any debt obligations with unrelated third parties in the next twelve months. In the past, Ernest S. Peters, our president, loaned us a total of CDN $29,502.84. No other officers or directors have loaned us any money.

2.   Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties does not contain any reserves, and any funds spent on exploration will be lost. Looking for mineralized material below the surface of the earth is very speculative. While equipment can detect mineralized material beneath the surface of the earth, the detection devices can not determine the type of mineralized material. The type of mineralized material can only be determined by extracting it from the ground. The likelihood of taking an unexplored piece of land and finding mineralized material is improbable. The likelihood of locating a valuable reserves is remote. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties do not contain any reserves, and any funds spent on exploration will be lost.

3.   We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations. We were incorporated in June 1995 and we have not started our proposed business operations or realized any revenues in the last 5 years. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $922,207. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* * *	our ability to locate, explore and develop a profitable mineral property our ability to generate revenues our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. We have not generated any revenues from our operations and we don't anticipate any in the foreseeable future. This will happen because there are expenses associated with the research and exploration of our mineral properties. We may not guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4.   Because only one of our directors, John R. Poloni, has technical training or experience in exploring for, starting, and operating a mine, we will have to hire qualified personnel. If we cannot locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment. Only one of our directors, John R. Poloni has experience with exploring for, starting, and operating a mine. None of our officers have any technical training or experience in exploring for, starting, and operation a mine. As such, we will have to hire qualified persons to perform surveying, exploration, and excavation of our properties. The three other officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

5.   We have no known mineral reserves. Without mineral reserves we can not generate income and if we cannot generate income we will have to cease operations which result in the loss your investment. We have no known mineral reserves. Without mineral reserves, we have nothing to economically remove. If we have nothing to economically remove from the property, we cannot generate income and if we cannot generate income we will have to cease operation which will result in the loss of your investment.

6.   Weather interruptions in the Yukon Territory may delay our proposed exploration operations which will extend the time revenues will not be generated and you could lose your investment. Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause travel to our claims to be difficult during six to seven months of the year. During winter, we are unable to conduct exploration operations on our property. This will delay exploration and subsequent removal of any mineralized material, should any be discovered. As a result of the delay in removing mineralized material, no revenue will be generated by us and you could lose your investment.

7.   Because we are small and do not have much capital, we must limit our exploration and as a result may not find any minerals. Without any minerals, we cannot generate revenues and you will lose your investment. Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find any minerals, even though our properties may contain mineralized material. Without any minerals we cannot generate revenues and you will lose your investment.

8.   Because Messrs. Peters, Poloni, Forshaw and Kennedy have other outside business activities and will only be devoting 10% of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration. Because Messrs. Peters, Poloni, Forshaw and Kennedy, our officers and directors have other outside business activities and will only be devoting 10% of their time to our operations, our operations may be sporadic and occur at times which are convenient to Messrs. Peters, Poloni, Forshaw and Kennedy. As a result, exploration of our properties may be periodically interrupted or suspended.

9.   Because title to our properties are held in the name of another entity, if it transfers our properties to someone other than us, we will cease operations and you will lose your investment. Title to our properties are not held in our name. Title to our properties is recorded in the name of Expatriate Resources Ltd. Under the terms of an agreement dated November 13, 2002, we are entitled to earn a 60% interest in the properties provided we pay Expatriate Resources Ltd. a total $90,000 and spend a total $500,000 on the properties and pay YK Group $60,000 by November 1, 2007. If Expatriate Resources Ltd. transfers our properties or our interest to a third person, the third person will obtain title or the interest designated for us and we will have nothing. We are not entitled to any notice by Expatriate Resources if they decided to sell the properties or our contractual interest. If Expatriate does sell the properties or our interest therein, we will be harmed in that we will not own any properties or interests in the properties and we will have to cease operations and you will lose your investment.

Industry risks:

10.   We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. Our exploration efforts will be continued on the receipt of further funding. Once further funding is obtained we will attempt to locate products, equipment and materials. If we cannot find the products and equipment we need we will have to suspend our exploration plans until we do find the products and equipment we need. Suspension or operations will result in the generation of revenues.

Investment risks:

11.   Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

12.   Because our securities are subject to penny stock rules, you may have difficulty reselling your shares. Our shares as penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

13.   Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors. All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

14.   We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors. Since PFIC status will be determined by us on an annual basis and will depend on the composition of our income and assets from time to time (as further discussed below), we cannot assure you that we will not be considered a PFIC for any taxable year. Such a characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our shares would not be available upon the death of an individual shareholder. For this reason, if we are treated as a PFIC for any taxable year and you are a U.S. investor, you may desire to make an election to treat us as a "qualified electing fund" with respect to your shares (a "QEF election"), in which case you will be required to take into account a pro-rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions to you. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark-to-market" our shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our shares. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. In addition, the composition of our income and assets will be affected by how we spend the cash we raise in this offering.

15. Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest is us may be diluted. Because we may issue shares of common stock in public offerings or private placements in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of shares by our Selling Shareholder.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We intend to retain earnings, if any, to fund the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay dividends is effectively limited by the terms of some of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2003, on a historical basis and as adjusted to reflect the sale of the shares.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations; our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

Stockholder's Equity: Common Stock: 100,000,000 shares authorized, no par value	$336,501
15,130,005 issued and outstanding
Additional paid-in capital	$200,671
Deficit accumulated during the development stage	$(922,207)
TOTAL STOCKHOLDERS' EQUITY (deficit)	$(385,035)

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected historical data presented below has been derived from our financial statements. The financial statements for the periods ending December 31, 2002, 2001, 2000, 1999 and 1998 have been audited Morgan & Company, Chartered Accountants. The financial statements for the period ending September 30, 2003 have been reviewed by Morgan & Company.

Our financial statements are presented in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The following table summarizes certain financial information and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have not declared a dividend during the nine months ended September 30, 2003 or the five years ended December 31, 2001, 2000, 1999, and 1998. There were no fluctuations in revenues and net income (loss) between the periods stated in the table below since we were inoperative during the applicable years. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations. For the reasons set forth herein the information shown below may not be indicative of our future results of operation.

Condensed Statements of Operations for the nine months ended September 30, 2003 and the five years ended December 31, 2003:
	For the nine months ended September 30,		For the years ended December 31

	2003	2002	2002	2001	2000	1999	1998
PER U.S. GAAP
Revenues	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Net Loss	(283,236)	(40,500)	(59,428)	(58,749)	(66,855)	(70,046)	(60,148)
Loss per share	(0.03)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Condensed Balance Sheet Information for the nine months ended September 30, 2003 and the five years ended December 31, 2002
	As at September 30,		As at December 31,
	2003	2002	2002	2001	2000	1999	1998
PER U.S. GAAP
Total Assets	592	3,986	Nil	3,986	3,870	2,829	1,734
Net Working Capital (Deficit)	(385,035)	(343,542)	(161,799)	(303,042)	(244,293)	(177,438)	(69,991)
Share Capital and Deficit	(385,035)	343,542)	(161,799)	(303,042)	(244,293)	(177,438)	(69,991)
Weighted Average Number of Shares	8,390,994	5,380,005	5,380,005	5,380,005	5,380,005	5,380,005	5,380,005

The total assets were depleted in 2002 in order to pay the cost of filing reports on the System for Electronic Document Analysis and Retrieval ("SEDAR") and in order to maintain our good standing under the laws of our jurisdiction of incorporation.

ITEM 2.       MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this registration statement. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the properties. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Entourage Mining Ltd. We must raise cash to implement our project and stay in business. Even if we raise money, we do not know how long the money will last. It depends upon the amount of exploration we conduct and the cost thereof. We won't know that information until we begin exploring our properties. We will not begin exploration of our properties until we raise money.

If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need, we will have to find alternative sources of funding, like a public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors, however, our officers and directors are unwilling to make any commitment to loan us any significant amounts of money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in the form of exploration of our properties. Our exploration program is explained in as much detail as possible in the business section of this registration statement. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of minerals and we have determined they are economical to extract from the land.

We do not intend to interest other companies in the properties if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the properties will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

We have limited operations upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on June 16, 1995

In 1996, we acquired an option on 4 mineral claims located in British Columbia. The option was abandoned in the 2001 fiscal year due to a depressed mining and metals market. In March, 2003, we acquired an option on a property containing 2,987 claims being the Finlayson Properties. We will begin our exploration plan in or around August 15, 2003, subject to financing.

Since inception, we have used our common stock to raise money for property acquisitions, for corporate expenses and to repay outstanding indebtedness. Net cash provided by financing activities from inception on June 16, 1995 to September 30, 2003 was $267,501, as a result of proceeds received from shares issued for cash.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 9,130,005 of common stock in 1996.

One May 17, 2003, we issued 6,000,000 shares of common stock to six individuals that comprised the YK Group and incurred a $60,000 obligation under the agreement.

As of December 31, 2002, our total assets were nil and our total liabilities were $161,799.

As of June 30, 2003, we executed an assignment agreement to acquire a 60% interest in the properties.

As of September 30, 2003, our total assets were $592 and our total liabilities were $385,627. The liabilities were comprised of accounts payable to third parties and related parties. This was an increase of $223,828 from December 31, 2002 and was as a result of expenses incurred in connection with this registration statement.

BUSINESS

We are a natural resource company engaged in the acquisition and exploration of natural resource properties. We commenced operations in 1996 and currently have entered into an option agreement to acquire a 60% interest in the Finlayson Properties consisting of 2,976 unsurveyed quartz claims described below and intend to seek and acquire additional properties worthy of exploration and development.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of the property, and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

General

We were incorporated in the Province of British Columbia on June 16, 1995 as Entourage Holdings Ltd. On June 25, 1996, we changed our name to Entourage Mining Ltd. We changed our name because we wanted our name to reflect the business sector we intended to operate in.

We are engaged in the acquisition and exploration of mining properties. Our Registered Office in British Columbia is located at 1111 West Hastings Street, Suite 708, Vancouver, British Columbia V6E 2J3. Our head office and principal office is located at 675 West Hastings Street, Suite 306, Vancouver, British Columbia V6B 1N2. Our telephone number is (604) 684-7227. Our offices today are donated rent free by our President. Until December 31, 2002, we paid rent of $2,000 per month for offices provided to us by our President. As of December 31, 2002, we had accrued rent owing to our president of $109,166.82, which he forgave. He forgave the amount to improve our ability to attract new business opportunities. He did not receive anything for forgiving the debt.

The use of the office on a rent free basis will be provided to us for at least four years or until we are financed either through loans, a public offering or a private placement, which ever first occurs.

Entourage Holdings Ltd. has no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background and Agreements

In March 2003, we entered into an agreement with the YK Group, a syndicate of unrelated third party comprised of Paul Shatzko, Maryl Shatzko, Carl Verley, Shirley Verley, William Weston and Margaret Weston, to acquire YK Group's interest in an option agreement dated November 13, 2002, entered into between the YK Group and Expatriate Resources Ltd. Upon the payment of $60,000 and delivery of 6,000,000 common restricted shares of our common stock, the YK Group will assign its interest to us in the November 13, 2002 option agreement. On April 26, 2003, our shareholders approved the agreement and as of May 17, 2003 we became obligated to perform the YK Group's obligations under the terms of the November 13, 2002 option agreement.

As of the date hereof, we have paid $ -0- of the $60,000 due the YK Group and on May 17, 2003, we issued the 6,000,000 shares of common stock to the YK Group. Upon payment of the balance of the $60,000 we will receive an assignment of the YK Group's interest in the option. As of today's date we have received an assignment of YK Group's interest in the option agreement.

Under the terms of our agreement with the YK Group, we are obligated to pay to the YK Group CDN$60,000 sixty days after Entourage is financed.

We issued the 6,000,000 shares of common stock to the individuals named below the in the amounts set forth opposite their names:

Paul Shatzko	1,000,000
Maryl Shatzko	1,000,000
Carl Verley	1,000,000
Shirley Verley	1,000,000
William P. Weston	1,500,000
Margaret M. Weston	500,000

Under British Columbia law, the shares may not be resold for a period of one year from May 17, 2003.

We intend to raise the $60,000 to be paid to the YK Group from friends and relatives of current directors. As of today's date we have raised $-0-. We do not have to pay YK Group until we finance Entourage, which may never occur.

By assuming YK Group's obligations under the option agreement and subject to the performance of the terms and conditions of the option agreement, we may acquire a 60% interest in and to the Finlayson Properties. The Finlayson Properties contain two thousand nine hundred sixty-seven (2,967) unsurveyed mining claims in the Watson Lake Mining District and the Whitehorse Mining District, in the Yukon Territory.

Under the terms of the option agreement between the YK Group and Expatriate Resources, we are obligated to pay to Expatriate, CDN$90,000 in cash and the expend CDN$500,000 on the properties. Payment of the cash is as follows:

On November 13, 2002	$10,000 was paid
On or before November 1, 2003	$10,000
On or before November 1, 2004	$10,000
On or before November 1, 2005	$15,000
On or before November 1, 2006	$15,000
On or before November 1, 2007	$30,000

Aggregate expenditure on the properties is as follows:

On or before November 1, 2003	$100,000
On or before November 1, 2004	$150,000
On or before November 1, 2005	$200,000
On or before November 1, 2006	$250,000
On or before November 1, 2007	$500,000

Upon payment of the foregoing, we will be assigned a 60% interest in and to the Finlayson properties.

Time being the essence of agreement, if the payments or expenditures do not occur at the precise time set forth therein, the agreement will be terminated.

We intend to raise the funds to make the cash payments and the exploration expenditures from friends and relatives of current directors pursuant to exemptions in the Canadian provincial securities acts. As of today's date we have raised $-0-. If we don't raise the balance of the funds and make the payments described above the option agreement will terminate and we will cease or suspend operations.

Pursuant to the terms of Article 5 of the agreement, upon satisfying the provisions of Article 4 thereof, we will enter into a joint ventures agreement Expatriate. We will have a 60% participating interest and Expatriate will have a 40% working interest. Upon formation of the joint venture, the parties will form a management committee to determine the activities of the joint venture. We have not entered into a joint ventures agreement as of the date hereof and will not do so until we earn our interest.

Our activities since signing the agreement

Aurora Geosciences Ltd. was paid $5,283.80 to review and make recommendations on the Finlayson Properties regarding emerald potential and for further exploration work. The amount was paid by the YK Group and will be reimbursed to the YK Group out of the $60,000 cash payment due and payable under the Assignment Agreement. These are the only services we have paid to Aurora Geosciences Ltd. to date. Aurora Geosciences Ltd. was hired by the YK Group and accepted by us because we believe they could provide expert independent advice concerning the emerald potential of the Finlayson Properties. Aurora Geosciences Ltd. has been engaged in mining exploration for the past 18 years. Michael A. Power is a registered professional engineer and geoscientist in the Province of British Columbia and a professional geophysicist with the Northwest Territories Association of Professional Engineers. Mr. Power holds a Bachelor of Science degree with honors in geology and a Masters of Science degree from the University of Alberta. Scott Casselman is a member of the Association of Professional Engineers and geoscientists of British Columbia. Mr. Casselman holds a bachelor of science degree in geology from Carleton University in Ottawa.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. Most privately held mineral titles are acquired directly from the Crown. The Finlayson properties are one such acquisition. Accordingly, fee simple title to the Finlayson properties resides with the Crown and Expatriate Resources was granted a lease by the Crown to explore for minerals. The lease covering the Finlayson claims was issued pursuant to the Yukon Quartz Mining Act. The lessee, Expatriate Resources has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. To the best of our knowledge, there are no native land claims that affect our title.

Save and except for the terms of the November 13, 2002 option agreement, the properties are unencumbered and there are no competitive conditions which affect the properties. Further, there is no insurance covering the properties and we believe that no insurance is necessary since the properties are unimproved and contain no buildings or improvements.

To date we have retained the services of Aurora Geoscience to analyze proprietary data gathered from the claims and acquired from Expatriate Resources, as well as analyze other public domain data from the area. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit or reserve exists on the properties until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

We selected the properties at the suggestion of Aurora Geosciences, Ltd., and Carl Verley, P.Eng. and a member of the YK Group, who has informed us that emeralds were discovered nearby. He said that because emeralds were discovered nearby, there might be emeralds on our properties. We did not review any technical information prior to selecting the properties. We relied entirely on our consultants, Aurora Geosciences, Ltd. and Carl Verley. Our officers and directors have not visited our properties.

Claims

The following is a description of the claims encompassing the Finlayson Properties.

Claim Group	Claim Number From	Claim Number To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date	Mining District	Map Sheet
Blade	17			1	YB61574		17-Mar-05	Watson Lake	105-G-07
BlueLine	1	20		20	YB60514	YB60533	17-Mar-10	Watson Lake	105-G-07
BlueLine	21	32		12	YB61472	YB61483	17-Mar-10	Watson Lake	105-G-07
BlueLine	33	34		2	YB89605	YB89606	16-Mar-08	Watson Lake	105-G-07
Box	1	20		20	YB59163	YB59182	17-Mar-10	Watson Lake	105-G-10
Box	21	24		4	YB60837	YB60840	17-Mar-09	Watson Lake	105-G-10
Box	39	40		2	YB93657	YB93658	10-Jun-09	Watson Lake	105-G-10
Box	41	105		65	YB94174	YB94238	09-Sep-04	Watson Lake	105-G-10
Box	107	120		14	YB94239	YB94252	09-Sep-04	Watson Lake	105-G-10
Breakaway	1	10		10	YB57481	YB57490	15-Mar-08	Whitehorse	105-K-01
Breakaway	11	14		4	YB57645	YB57648	15-Mar-08	Whitehorse	105-K-01
Breakaway	15	40		26	YB66343	YB66368	16-Mar-06	Whitehorse	105-K-01
Bug	1	22		22	YB93298	YB93319	26-Jul-07	Watson Lake	105-G-08
Bug	23	24	F	2	YB93320	YB93321	27-Jul-07	Watson Lake	105-G-08
Bug	25	27		3	YB93322	YB93324	28-Jul-07	Watson Lake	105-G-08
Buzzer	9			1	YB69066		17-Mar-05	Watson Lake	105-G-01
Clarence	26			1	YB61709		17-Mar-05	Watson Lake	105-G-10
Cup	1	16		16	YB87695	YB87710	17-Mar-07	Watson Lake	105-G-08
Cup	17	18	F	2	YB87711	YB87712	17-Mar-07	Watson Lake	105-G-08
Cup	19	22		4	YB87713	YB87716	17-Mar-07	Watson Lake	105-G-08
Cup	23	24	F	2	YB87717	YB87718	17-Mar-07	Watson Lake	105-G-08
Dan	1	16		16	YB92726	YB92741	01-Aug-04	Watson Lake	105-G-08
Goal	1	24		24	YB56129	YB56152	17-Mar-15	Watson Lake	105-G-07
Goal	25	44		20	YB60584	YB60603	16-Mar-12	Watson Lake	105-G-07
Goal	45	54		10	YB60604	YB60613	16-Mar-16	Watson Lake	105-G-07
Goal	55	94		40	YB60614	YB60653	16-Mar-12	Watson Lake	105-G-07
Goal	95	96		2	YB63999	YB64000	16-Mar-12	Watson Lake	105-G-07
Goal	97	98		2	YB68801	YB68802	16-Mar-12	Watson Lake	105-G-07
Goal	99	121		23	YB60654	YB60676	16-Mar-12	Watson Lake	105-G-07
Goal	122	129		8	YB68823	YB68830	16-Mar-12	Watson Lake	105-G-07
Goal	130	165		36	YB70481	YB70516	16-Mar-12	Watson Lake	105-G-07
Goal	166	168		3	YB70518	YB70520	16-Mar-12	Watson Lake	105-G-08
Goal	169			1	YB70556		16-Mar-12	Watson Lake	105-G-08
Goal	170			1	YB70521		16-Mar-08	Watson Lake	105-G-08
Goal	171			1	YB70522		16-Mar-12	Watson Lake	105-G-08
Goal	172	181		10	YB70523	YB70532	16-Mar-08	Watson Lake	105-G-08
Goal	182			1	YB70517		16-Mar-12	Watson Lake	105-G-08
Goal	183			1	YB70533		16-Mar-08	Watson Lake	105-G-08
Goal	184	203		20	YB68803	YB68822	16-Mar-12	Watson Lake	105-G-08
Goal	205	210		6	YB70475	YB70480	16-Mar-12	Watson Lake	105-G-07
Goal	211	212		2	YB76787	YB76858	16-Mar-12	Watson Lake	105-G-07
Goal	231	232		2	YB76807	YB76808	17-Mar-12	Watson Lake	105-G-08
Goal	251			1	YB76827		18-Mar-12	Watson Lake	105-G-09
Goal	271	282		12	YB76846	YB76858	19-Mar-12	Watson Lake	105-G-10
Goal	320	335		16	YB87595	YB87610	17-Mar-10	Watson Lake	105-G-07
Goon	1	16		16	YB76681	YB76696	17-Mar-15	Watson Lake	105-G-08
Goon	17	30		14	YB76697	YB76710	16-Mar-08	Watson Lake	105-G-07
Goon	31	38		8	YB76711	YB76718	17-Mar-09	Watson Lake	105-G-07
Goon	39	79		41	YB76719	YB76759	17-Mar-05	Watson Lake	105-G-07
Goon	80	82		3	YB76760	YB76762	17-Mar-05	Watson Lake	105-G-07
Goon	83	84	F	2	YB76763	YB76764	17-Mar-05	Watson Lake	105-G-07
Goon	85	106		22	YB76765	YB76786	17-Mar-05	Watson Lake	105-G-07
Goon	107	136		30	YB76876	YB76905	17-Mar-05	Watson Lake	105-G-07
Goon	137			1	YB92719		17-Mar-07	Watson Lake	105-G-08
Goon	138		F	1	YB92720		17-Mar-07	Watson Lake	105-G-08
Hat Trick	1	50		50	YB59061	YB59110	17-Mar-05	Watson Lake	105-G-02
Hat Trick	51	52		2	YB59941	YB59942	17-Mar-05	Watson Lake	105-G-02
Hat Trick	53	60		8	YB63578	YB63585	17-Mar-05	Watson Lake	105-G-02
Hat Trick	61	74		14	YB59943	YB59956	17-Mar-05	Watson Lake	105-G-02
Hat Trick	103	114		12	YB60472	YB60483	17-Mar-05	Watson Lake	105-G-02
Hat Trick	115	122		8	YB63586	YB63593	17-Mar-05	Watson Lake	105-G-02

Claim Group	Claim Number From	Claim Number To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date	Mining District	Map Sheet
Hat Trick	247	262		16	YB63718	YB63733	17-Mar-05	Watson Lake	105-G-02
Hat Trick	275	290		16	YB63902	YB63917	17-Mar-05	Watson Lake	105-G-02
Hat Trick	303	316		14	YB63746	YB63759	17-Mar-05	Watson Lake	105-G-02
Ice	1	16		16	YB78632	YB78647	06-Mar-11	Watson Lake	105-G-14
Ice	17	48		32	YB84405	YB84436	06-Mar-07	Watson Lake	105-G-14
Ice	49	165		117	YB84880	YB84996	06-Mar-07	Watson Lake	105-G-14
Ice	166		F	1	YB84997		06-Mar-07	Watson Lake	105-G-14
Ice	167			1	YB84998		06-Mar-07	Watson Lake	105-G-14
Ice	168		F	1	YB84999		06-Mar-07	Watson Lake	105-G-14
Ice	169			1	YB85000		06-Mar-07	Watson Lake	105-G-14
Ice	170		F	1	YB85001		06-Mar-07	Watson Lake	105-G-14
Ice	171			1	YB85002		06-Mar-07	Watson Lake	105-G-14
Ice	172		F	1	YB85003		06-Mar-07	Watson Lake	105-G-14
Ice	173			1	YB85004		06-Mar-07	Watson Lake	105-G-14
Ice	174		F	1	YB85005		06-Mar-07	Watson Lake	105-G-14
Ice	175			1	YB85006		06-Mar-07	Watson Lake	105-G-14
Ice	176		F	1	YB85007		06-Mar-07	Watson Lake	105-G-14
Ice	177			1	YB85008		06-Mar-07	Watson Lake	105-G-14
Ice	178		F	1	YB85009		06-Mar-07	Watson Lake	105-G-14
Ice	179			1	YB85010		06-Mar-07	Watson Lake	105-G-14
Ice	180		F	1	YB85011		06-Mar-07	Watson Lake	105-G-14
Ice	181	212		32	YB85012	YB85043	06-Mar-07	Watson Lake	105-G-14
Ice	213		F	1	YB85044		06-Mar-07	Watson Lake	105-G-14
Ice	214	326		113	YB85045	YB85157	06-Mar-07	Watson Lake	105-G-14
Ice	327	334		8	YB85158	YB85165	06-Mar-07	Watson lake	105-G-14
Ice	335	362		28	YB86186	YB86213	06-Mar-07	Watson Lake	105-G-14
Ice	363	374		12	YB86878	YB86889	06-Mar-07	Watson Lake	105-G-14
Ice	375	402		28	YB86214	YB86241	06-Mar-07	Watson Lake	105-G-14
Ice	1080	1081		2	YB87693	YB87694	06-Mar-09	Watson Lake	105-G-14
League	1	20		20	YB59143	YB59162	17-Mar-10	Watson Lake	105-G-10
League	21	30		10	YB60204	YB60213	17-Mar-06	Watson Lake	105-G-10
League	31	34		4	YB60214	YB60217	17-Mar-05	Watson Lake	105-G-10
League	54			1	YB60237		17-Mar-05	Watson Lake	105-G-10
League	57			1	YB60240		17-Mar-05	Watson Lake	105-G-10
League	59	68		10	YB60855		17-Mar-05	Watson Lake	105-G-10
League	70			1	YB60866		17-Mar-05	Watson Lake	105-G-10
League	72	78		7	YB60868	YB60874	17-Mar-05	Watson Lake	105-G-10
League	94			1	YB60890		17-Mar-05	Watson Lake	105-G-10
League	96			1	YB60892		17-Mar-05	Watson Lake	105-G-10
League	115	150		36	YB61588	YB61623	17-Mar-05	Watson Lake	105-G-10
League	153	171		19	YB61626	YB61644	17-Mar-05	Watson Lake	105-G-10
League	173			1	YB61626		17-Mar-05	Watson Lake	105-G-10
League	176			1	YB61649		17-Mar-05	Watson Lake	105-G-10
League	178			1	YB61651		17-Mar-05	Watson Lake	105-G-10
League	180			1	YB61653		17-Mar-05	Watson Lake	105-G-10
League	182			1	YB61655		17-Mar-05	Watson Lake	105-G-10
League	249	256		8	YB70247	YB70254	17-Mar-05	Watson Lake	105-G-10
Light	6			1	YB92390		17-Mar-05	Watson Lake	105-G-06
Light	8			1	YB92392		28-Feb-07	Watson Lake	105-G-06
Light	10			1	YB92394		28-Feb-07	Watson Lake	105-G-06
Light	12			1	YB92396		28-Feb-07	Watson Lake	105-G-06
Light	14			1	YB92398		28-Feb-07	Watson Lake	105-G-06
Light	16			1	YB92400		28-Feb-07	Watson Lake	105-G-06
Light	23			1	YB92407		28-Feb-07	Watson Lake	105-G-06
Light	25			1	YB92409		28-Feb-07	Watson Lake	105-G-06
Light	27			1	YB92411		28-Feb-07	Watson Lake	105-G-06
Light	29			1	YB92413		28-Feb-07	Watson Lake	105-G-06
Light	31			1	YB92415		28-Feb-07	Watson Lake	105-G-06
Light	33			1	YB92417		28-Feb-07	Watson Lake	105-G-06
Light	35	38		4	YB92419	YB92422	28-Feb-07	Watson Lake	105-G-06
LIGHT	51	60		10	YC22637	YC22646	28-Feb-07	Watson Lake	105-G-06
LIGHT	65	68		4	YC22647	YC22650	20-Nov-04	Watson Lake	105-G-06
Mask	1	38		38	YB63540	YB63577	20-Nov-04	Watson Lake	105-G-01
Mask	39	48		10	YB77943	YB77952	17-Mar-07	Watson Lake	105-G-01
Mask	55	56		2	YB77959	YB77960	17-Mar-07	Watson Lake	105-G-01
Mask	67	76		10	YB77971	YB77980	17-Mar-07	Watson Lake	105-G-01

Claim Group	Claim Number From	Claim Number To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date	Mining District	Map Sheet
Net	1	34		34	YB56095	YB56128	17-Mar-14	Watson Lake	105-G-08
Net	35	58		24	YB59119	YB59142	16-Mar-12	Watson Lake	105-G-08
Net	59	72		14	YB60984	YB60997	16-Mar-08	Watson Lake	105-G-08
Net	73	124		52	YB63472	YB63523	16-Mar-08	Watson Lake	105-G-08
Net	125	140		16	YB63930	YB63945	16-Mar-12	Watson Lake	105-G-08
Net	141	156		16	YB63524	YB63539	16-Mar-12	Watson Lake	105-G-08
Net	157	164		8	YB70431	YB70438	16-Mar-08	Watson Lake	105-G-08
Net	165		F	1	YB70439		16-Mar-08	Watson Lake	105-G-08
Net	166	169		4	YB70440	YB70443	16-Mar-08	Watson Lake	105-G-08
Net	170		F	1	YB70444		16-Mar-08	Watson Lake	105-G-08
Net	171	184		14	YB70445	YB70458	16-Mar-08	Watson Lake	105-G-08
Net	185	195		11	YB70459	YB70469	16-Mar-12	Watson Lake	105-G-08
Net	196			1	YB70557		16-Mar-12	Watson Lake	105-G-07
Net	197	200		4	YB70470	YB70473	16-Mar-12	Watson Lake	105-G-07
Net	201	204		4	YB78690	YB78693	16-Mar-08	Watson Lake	105-G-08
Net	205	206	F	2	YB78694	YB78695	16-Mar-08	Watson Lake	105-G-08
Net	207	214		8	YB78696	YB78703	16-Mar-08	Watson Lake	105-G-08
NHL	1	30		30	YB60677	YB60706	17-Mar-06	Watson Lake	105-G-07
NHL	31	144		114	YB60707	YB60820	17-Mar-11	Watson Lake	105-G-07
NHL	145	148		4	YB60821	YB60824	17-Mar-06	Watson Lake	105-G-07
NHL	149	152		4	YB68845	YB68848	17-Mar-06	Watson Lake	105-G-07
NHL	153	158		6	YB68831	YB68836	17-Mar-06	Watson Lake	105-G-07
NHL	159	166		8	YB68837	YB68844	17-Mar-11	Watson Lake	105-G-08
NHL	167	176		10	YB89561	YB89570	17-Mar-11	Watson Lake	105-G-08
NL	1	30		30	YC22607	YC22636	20-Nov-04	Watson Lake	105-G-10
NS	1	40		40	YC22547	YC22586	20-Nov-04	Watson Lake	105-G-06
OC	1	16		16	YB94385	YB94400	20-Nov-04	Watson Lake	105-G-11
OC	17	62		46	YC22501	YC22546	20-Nov-04	Watson Lake	105-G-11
Overtime	1	50		50	YB60534	YB60583	16-Mar-08	Watson Lake	105-G-07
Overtime	51	86		36	YB61522	YB61557	16-Mar-08	Watson Lake	105-G-07
Play	1	64		64	YB59183	YB59246	16-Mar-08	Watson Lake	105-G-13
Play	65	68		4	YB60911	YB60914	16-Mar-08	Watson Lake	105-G-13
Play	69	76		8	YB60915	YB60922	17-Mar-06	Watson Lake	105-G-13
Play	77	80		4	YB60923	YB60926	16-Mar-08	Watson Lake	105-G-13
Play	81	88		8	YB60927	YB60934	17-Mar-06	Watson Lake	105-G-13
Play	98			1	YB77007		17-Mar-07	Watson Lake	105-G-13
Play	100			1	YB77009		17-Mar-07	Watson Lake	105-G-13
Play	102			1	YB77011		17-Mar-07	Watson Lake	105-G-13
Play	104			1	YB77013		17-Mar-07	Watson Lake	105-G-13
Play	106			1	YB77015		17-Mar-07	Watson Lake	105-G-13
Play	108			1	YB77017		17-Mar-07	Watson Lake	105-G-13
Play	110			1	YB77019		17-Mar-07	Watson Lake	105-G-13
Play	112			1	YB77021		17-Mar-07	Watson Lake	105-G-13
Play	114			1	YB77023		17-Mar-07	Watson Lake	105-G-13
Play	116			1	YB77025		17-Mar-07	Watson Lake	105-G-13
Play	118			1	YB77027		17-Mar-07	Watson Lake	105-G-13
Play	120			1	YB77029		17-Mar-07	Watson Lake	105-G-13
Play	122			1	YB77031		17-Mar-07	Watson Lake	105-G-13
Play	124			1	YB77033		17-Mar-07	Watson Lake	105-G-13
Play	126			1	YB77035		17-Mar-07	Watson Lake	105-G-13
Play	140	147	F	8	YB89332	YB89339	17-Mar-07	Watson Lake	105-G-13
Play	152	154		3	YB89390	YB89392	17-Mar-07	Watson Lake	105-G-14
Play	155			1	YB89607		17-Mar-07	Watson Lake	105-G-14
Puck	1	80		80	YB55979	YB56058	17-Mar-10	Watson Lake	105-G-08
Red Line	1	12		12	YB60825	YB60836	17-Mar-07	Watson Lake	105-G-08
Red Line	13	28		16	YB70624	YB70639	17-Mar-07	Watson Lake	105-G-08
Ref	1	16		16	YB77069	YB77084	20-Feb-07	Watson Lake	105-G-14
Ref	51	61		11	YB79627	YB79637	20-Feb-07	Watson Lake	105-G-14
Ref	63			1	YB79639		20-Feb-07	Watson Lake	105-G-14
Ref	65			1	YB79641		20-Feb-07	Watson Lake	105-G-14
Ref	67			1	YB79643		20-Feb-07	Watson Lake	105-G-14
Ref	69			1	YB79645		20-Feb-07	Watson Lake	105-G-14
Ref	71			1	YB79647		20-Feb-07	Watson Lake	105-G-14
Ref	86			1	YB79662		20-Feb-07	Watson Lake	105-G-14
Ref	88			1	YB79664		20-Feb-07	Watson Lake	105-G-14
Ref	90			1	YB79666		20-Feb-07	Watson Lake	105-G-14

Claim Group	Claim Number From	Claim Number To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date	Mining District	Map Sheet
Ref	92			1	YB79668		20-Feb-07	Watson Lake	105-G-14
Ref	94	110		17	YB79670	YB79686	20-Feb-07	Watson Lake	105-G-14
Ref	113	120		8	YB79689	YB79696	20-Feb-07	Watson Lake	105-G-14
Ref	121	125		5	YB79697	YB79701	20-Feb-07	Watson Lake	105-G-14
Ref	127			1	YB79703		20-Feb-07	Watson Lake	105-G-14
Ref	130			1	YB79706		20-Feb-07	Watson Lake	105-G-14
Ref	132			1	YB79708		20-Feb-07	Watson Lake	105-G-14
Ref	134	150		17	YB79710	YB79726	20-Feb-07	Watson Lake	105-G-14
Replay	1	20		20	YB77111	YB77130	20-Feb-07	Watson Lake	105-G-13
Shot	1	36		36	YB56059	YB56094	16-Mar-08	Watson Lake	105-G-07
Shutout	1	14		14	YB58953	YB58966	17-Mar-09	Watson Lake	105-G-01
Shutout	15	22		8	YB58967	YB58974	17-Mar-13	Watson Lake	105-G-01
Shutout	23	26		4	YB58975	YB58978	17-Mar-09	Watson Lake	105-G-01
Shutout	27	36		10	YB58979	YB58988	17-Mar-13	Watson Lake	105-G-01
Shutout	37	38		2	YB58989	YB58990	17-Mar-09	Watson Lake	105-G-01
Shutout	39	48		10	YB58991	YB59000	17-Mar-13	Watson Lake	105-G-01
Shutout	49	50		2	YB59001	YB59002	17-Mar-09	Watson Lake	105-G-01
Shutout	51	60		10	YB59003	YB59012	17-Mar-13	Watson Lake	105-G-01
Shutout	61	66		6	YB59013	YB59018	17-Mar-09	Watson Lake	105-G-01
Shutout	67	72		6	YB59019	YB59024	17-Mar-13	Watson Lake	105-G-01
Shutout	73	80		8	YB59025	YB59032	17-Mar-09	Watson Lake	105-G-01
Shutout	81	84		4	YB59033	YB59036	17-Mar-13	Watson Lake	105-G-01
Shutout	85	94		10	YB59037	YB59046	17-Mar-09	Watson Lake	105-G-01
Shutout	95	96		2	YB59047	YB59048	17-Mar-13	Watson Lake	105-G-01
Shutout	97	108		12	YB59049	YB59060	17-Mar-09	Watson Lake	105-G-01
Shutout	109	133		25	YB77893	YB77917	17-Mar-06	Watson Lake	105-G-01
Shutout	134		F	1	YB77918		17-Mar-06	Watson Lake	105-G-01
Shutout	135	158		24	YB77919	YB77942	17-Mar-06	Watson Lake	105-G-01
Skate	1	54		54	YB68933	YB68986	17-Mar-05	Watson Lake	105-F-16
Stick	1	30		30	YB60484	YB60513	17-Mar-05	Watson Lake	105-G-06
WC	1	20		20	YC22587	YC22606	20-Nov-04	Watson Lake	105-G-11
Winger	8			1	YB77138		19-Feb-09	Watson Lake	105-G-06
Winger	15	16		2	YB77145	YB77146	19-Feb-09	Watson Lake	105-G-06
Total				2626

Claim Map:

Our claims comprise a total of 135,000 acres or 54,600 hectares. In order to retain the claims past the expiry date, the claimholder must either pay $100 on or before the expiry date or perform work thereon.

Location and access

The properties are located in a northwesterly trending belt approximately 220 km in length by 35 km in width centered at latitude 61 degrees 31 minutes North, longitude 131 degrees 08 minutes West in southeastern Yukon Territory. The Finlayson Properties are located in the northern Pelly Mountains of the Yukon Plateau. The project area is 260 km east-northeast of Whitehorse and 180 km northwest of Watson Lake by air. The community of Ross River is located at the northwest end of the area.

Access to the Finlayson Properties is via helicopter from the Finlayson Lake airstrip. The Robert Campbell Highway, an all weather, chip sealed or gravel road, transects the Finlayson Properties project area. A number of the claim groups listed, including the Assist, Box, Breakaway, Bug, Puck, Goal Net, Ice, League, Red Line, Replay and Skate, are within 20 kilometers of the Robert Campbell Highway. The highway connects with the Alaska Highway at Watson Lake, approximately 170 kilometers to the southeast, and the Klondike Highway at Carmacks, approximately 320 kilometers to the northwest. The town of Ross River is located 120 kilometers to the northwest and, 34 kilometers further to the northwest is the town of Faro. The center of the properties holdings are about 230 air kilometers northeast of Whitehorse. An all-weather privately owned access road extends from the Robert Campbell Highway to the Kudz Ze Kayah Deposit in the center of the southern half of the project area. Private gravel airstrips are located immediately south of Wolverine Lake and near the Kudz Ze Kayah Deposit. There are several lakes in the area that are large enough to accommodate float planes up to a DHC-6 (Twin Otter). Helicopter charter services are available in Ross River and Watson Lake. Fixed wing charter are available from Watson Lake and Whitehorse.

History of previous work

The area around the properties have been explored since 1981. The Finlayson Properties have no history of previous exploration for emeralds. There is no evidence of mining on the properties and there is no plant or equipment located on the properties. There are no material engineering or geological reports concerning the emerald potential of the properties, other than governmental regional geological reports and the Report of Aurora Geoscience Ltd. dated March 21, 2003, filed with this Registration Statement, which are known or available to us. There is no power source on the properties.

Current state of exploration

Currently there is no exploration being conducted on the Finlayson Properties.

Physiography

The properties are located in the northern Pelly Mountains of the Yukon Plateau. The area is covered by glacial - fluvial deposits at elevations below 1,700 meters and contain rocky outcropping and talus at higher elevations. Outcropping is sparse except along ridge crests, in north-facing cirques, and along actively eroding creek cuts. The League, Red Line and Puck claims are on the northern flank of the Pelly Mountains in undulating terrain at elevations ranging from 1,100 to 1,700 meters. The Goal Net claim is located in the Pelly Mountains proper with elevations ranging from 1,500 to 2,350 meters.

The League, Red Line and Puck claims drain to the north via the Big Campbell, Wolverine and several smaller, unnamed creeks. The Goal Net Property is at the height of land and drains south via the North River and northeast via Money Creek. North Lakes at an elevation of 1,500 meters and Wolverine Lake at an elevation of 1,150 meters are the only significant bodies of water in the area.

The tree line occurs at approximately 1,400 meters throughout the area and tree cover below this elevation consists of sparse black spruce, willow and alder. Tree cover is locally thick near Wolverine Lake and at lower elevations along the creeks. At higher elevations, alders and dwarf willow give way to grass on south-facing slopes. Discontinuous permafrost occurs throughout the project area is extensive on north facing slopes.

Property geology

The main rock types occurring in the area are nearly flat lying layered metamorphic rocks belonging to the Yukon-Tanana Terrane. The Yukon-Tanana Terrane can be subdivided into several thrust faults bounded successions ranging in age from Devonian to Triassic. The rocks record the transition from continental margin sedimentation through continental arc magmatism to final submarine rifting. Intrusive into Yukon-Tanana successions are rocks ranging in age from late Devonian to Tertiary and ranging in composition from ultramafic to felsic. The foregoing was observed by Michael A. Power, M.Sc., P.Geo., when he visited the properties. We have been advised by Aurora Geosciences Ltd. that emeralds may be found in some parts of the Grass Lakes succession, the lowest member of the Yukon-Tanana Terrane. Not all members of the Yukon-Tanana Terrane contains emeralds. We do not know if there are potentially significant occurrences of economic mineralization on the properties.

Our proposed exploration program

We are prospecting for emeralds. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete the exploration of our properties. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

Our properties are undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in an offering. That is because we do not have money to start exploration. Once an offering is concluded, we intend to start exploration operations. To our knowledge, the properties have never been mined. The only event that has occurred is the staking of the properties by Expatriate Resources Ltd., a physical examination of the properties and one day of prospecting. Before emerald retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under the adjoining properties may or may not be located under our properties.

Our exploration program is designed to economically explore and evaluate our properties.

We do not claim to have any minerals or reserves whatsoever at this time on any of our properties.

We intend to implement a staged exploration program which will initially consist of prospecting to identify emerald mineralization on the Finlayson Properties. Once emerald mineralization is located a more detailed exploration of the emerald-bearing areas will be the focus of ensuing exploration programs. These programs will initially consist of trenching and bulk sampling. Some core drilling may be undertaken from time to time based on the recommendations of the Company's consultants.

To date, the YK Group has paid the sum of $5,283.80 to Aurora Geosciences Ltd. in order to obtain independent recommendations for the exploration of the Finlayson Properties.

The breakdown of estimated times and dollars was made by Aurora Geosciences Ltd. in consultation with John Poloni a director.

We do not intend to interest other companies in the properties if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to generate revenue. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

Prospecting methods will essentially be visual inspection of the ground where anomalous beryllium analysis in soils have been determined from previous soil sampling work by conducted on behalf of Expatriate Resources by Archer Cathro and Associates. The visual inspection process will rely on Entourage's prospecting team's expertise in recognizing beryl and the associated rock formations within which beryl may occur, such as quartz tourmaline veins. Beryl and thus emerald does not have any easily utilizable geophysical properties that can be adapted to the search for emerald. However the geochemistry of beryllium and associated elements can be effectively utilized to outline where there is a high probability for locating beryllium minerals, among which beryl and emerald could be present. Because beryllium soil anomalies having the same intensity as those found on ground where emeralds were originally discovered in the Finlayson Lake area, it is believed that there is a high probability for finding mineralized material in the anomalous areas on Entourage's optioned ground. The prospecting work will include further geochemical sampling of selected areas. In additional, rock sampling of beryl/emerald material located during the course of prospecting will be taken and representative samples of emerald will be sent out to qualified gemologists for evaluation.

Timing, scope and expected costs of planned exploration program:

Initial Exploration For 2004:

Exploration planned for 2004 will commence in early April continuing on for approximately 40 days toward mid- or the end of September.

The 2003 exploration program will consist of prospecting, geological mapping and sampling. The object of this phase is to explore for emerald mineralization on the Finlayson Properties. Beryl material collected during the course of the exploration program will be evaluated by a qualified gemologist. The cost of the first phase is estimated to be $250,000.

1)       Physical showings of white beryl and quartz-tourmaline veins require close scrutiny. It is recommended that both locations be soil sampled, mapped and prospected on 10 metre centres. Beryl in float should be further investigated by hand excavating short trenches perpendicular to local stratigraphy.

Particular attention should be paid to structural control of vein and fault features in proximity to the zones of interest.

2)       The soil anomalies within the five areas outlined should be closed-off to determine ultimate dimensions with additional soil sampling. The zones within the anomalous areas that contain coincident anomalous copper, beryllium and tungsten values should be targeted with close-spaced soil sampling (10 m centers) and detailed prospecting and mapping. Areas with anomalous beryllium and either tungsten or copper values should be sampled at 25 meter spacing and carefully mapped and prospected.

3)       Claim blocks not yet sampled should be examined by stream sediment sampling on creeks draining prospective stratigraphy; mapping and prospecting across stratigraphy; and soil/talus sampling along talus slopes to develop targets for follow-up work.

An itemized cost estimate for the first phase program is tabulated below. The program will require approximately 40 field days for a crew consisting of a 4-person technical team and possibly a cook. The fieldwork could be conducted from an existing camp based at Wolverine Lake.

Item		Estimated Cost
Field expense
Communications		$2,000.00
Room, Board, Equipment	200 man-days @ $90 per man-day	18,000.00
Expediting & Transport		12,000.00
Truck Rental & Travel		4,000
Analytical Costs	2000 samples @ $20	40,000
Helicopter Support	25 hours @ $1100 (incl. fuel)	27,000
Gemological consulting		10,000
Reporting		10,000
Wages & Salaries	5 person team for 50 days	87,500
Project management	@ 10%	22,640
GST		16,360
	Total Cost	$250,000

Post Initial Exploration:

Contingent upon the success of the exploration, a second phase program, expected to commence in the later part of 2004. The field program will be approximately 6 weeks in duration. Work will consist of trenching and excavator sampling of emerald showings located during the first phase. In addition, a planned 1000 meter diamond drill program is anticipated. The object of this work is to collect large samples of emerald mineralization for gemological evaluation and to test the continuity of emerald-bearing zones.

A listing of the major cost components of the phase two program is tabulated below:

Item		Estimated Cost
Field expense
Communications		5,000
Camp equipment		30,000
Equipment rental		20,000
Expediting		6,000
Freight & Fuel		12,500
Food		12,000
Hotel		2,000
Permitting		3,000
Truck rental		5,350
Travel		12,000
Analytical Costs	Soils 1,000 samples	17,000
Diamond drilling	1,000 metres	120,000

Excavator rental	15 days	18,750
Helicopter Support	70 hours	73,500
Gemological consulting		20,000
Reporting		6,000
Wages & Salaries		104,000
Project management	@ 10%	46,710
GST		35,967
	Total Cost	$503,067

Competitive factors

The emerald mining industry is fragmented. We are a start up venture and compete with other exploration companies looking for emeralds. We are one of the smaller exploration companies in existence. While we compete with other exploration companies, there is no competition for the exploration or removal of minerals from our properties. Readily available emerald markets exist in Canada and around the world for the sale of emeralds. Therefore, we will be able to sell any emeralds that we are able to recover.

Regulations

Our mineral exploration program is subject to the Yukon Quartz Mining Act. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

We have no experience in complying with these rules and regulations. One of directors, John Poloni, has had experience in dealing with similar rules and regulations in the provinces of British Columbia. As a result, we believe will be able to comply with these rules and regulations. In the event that it becomes too difficult for us to comply with the regulations, we intend to hire professional engineers or and/or geologists to assist us with compliance. As of the date of June 30, 2003, we have spent $-0- complying with these regulations.

Environmental law

We are also subject to the Quartz Mining Land Use Regulations in the Yukon. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are required to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the properties.

We will secure all necessary permits for exploration and, if development is warranted on the properties, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the properties. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined at this time.

Under the Quartz Mining Use Regulations, varying classes of land use permits are issued depending upon the level of exploration activity. Permit applications are submitted to the Mining Recorder's office in the regional mining district. Review of the permit application takes up to thirty days. Fees for the permit applications can be as high as $500.00. We believe our initial activities for the 2003 season will fall into Class I for which there is no application fee. Beyond this, we will make application for the appropriate permit in advance of further exploration work. We do not foresee any obstacles to obtaining the permits.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only costs of compliance with environmental regulations in the Yukon Territory is returning the surface to its previous condition upon abandonment of the properties. We cannot speculate on those costs in light of our ongoing plans for exploration.

Labor

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties. Our only technical assistants will be our officers and directors.

Employees and employment agreements

At present, we have no employees, other than Ernest S. Peters, our president and a director and Greg Kennedy, our secretary, chief financial officer and a director, both of whom are part-time employees and will each devote about 10% of their time to our operation. Neither Mr. Peters nor Mr. Kennedy have an employment agreement with us. Messrs. Peters and Kennedy have agreed to work without salary until we begin generating sufficient revenues to pay them. We will reimburse Messrs Peters and Kennedy for their out of pocket expenses. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Peters or Mr. Kennedy. Mr. Kennedy will handle our administrative duties. Because Messrs. Peters and Kennedy are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our properties. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future.

Our offices

Our executive offices are located at 675 West Hastings Street, Suite 306, Vancouver, British Columbia V6B 1N2. Our telephone number is (604) 684-7227

MANAGEMENT

Our officers and directors are as follows:

Name	Age	Position
Ernest S. Peters	64	President, Chief Executive Officer and Director
John R. Poloni	71	Director
Robin Forshaw	55	Director
Greg Kennedy	53	Director, Secretary and Chief Financial Officer

Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by our board of directors at our annual meeting after each of our annual meetings of shareholders and hold office until their death, or until they resign or have been removed from office.

Ernest S. Peters - President and Director

Since July, 1995, Ernest S. Peters has served as our president and a member of the board of directors. Since December 2002, Mr. Peters has served as a director of Nortec Ventures Corp. Nortec Ventures Corp. is a British Columbia blind pool corporation. Since June 2001, Mr. Peters served as a director of Roca Mines Ltd. Roca Mines is an exploration company formed under the laws of British Columbia. From April 1998 to October 1998, Mr. Peters has served as a director of Calypso Developments Ltd. and Mr. Peters was again elected to the board in June 2002. Calypso Developments is British Columbia corporation formed for the purpose of exploration. From June 1998 to August 1999, Mr. Peters served as a director of Silver Peak Resources Ltd. Silver Peak was a natural resources British Columbia corporation. From April 1996 to May 2000, Mr. Peters served as a director of Foundation Resources Ltd. Foundation Resources was a natural resources company that has become Fury Exploration Ltd. From February 1995 to June 2000, Mr. Peters served as a director of Solitaire Minerals Corp. Solitaire Minerals is a natural resources company involved in exploration and development. From October 1994 to April 2001, Mr. Peters served as the president and a director of Waymar Resources Ltd. Waymar is a British Columbia corporation formed for exploration. From August 1988 to June 2000, Mr. Peters served as the president and a director of Copper Creek Ventures Ltd. Copper Creek Ventures, formerly Vera Cruz Minerals Corp., a British Columbia corporation is an oil and gas production and exploration company.

John R. Poloni - Director

Since March 2002, Mr. Poloni has served as a director of our company. Since September 1972, Mr. Poloni has served as a director of John R. Poloni & Associates Ltd. Since June 2000, Mr. Poloni has served as a director of Javelin Capital Corp. Javelin Capital is a British Columbia blind pool corporation. From September 1998 to July 2002, Mr. Poloni served as a director of Solaia Ventures Inc. Solaia Ventures is a British Columbia natural resource mining company. From June 1987 to June 2000, Mr. Poloni served as a director of Vera Cruz Minerals Corp. which became Copper Creek Ventures Ltd. Copper Creek Ventures Ltd. is a British Columbia oil and gas production and exploration company. Mr. Poloni is a consulting geologist having been employed in the mining industry for approximately 37 years. He maintains his consulting practice through John R. Poloni and Associates Ltd., a company formed in 1972.

Robin Forshaw - Director

Since July 1995, Mr. Forshaw has served as a director for the Company. Since March 1999, Mr. Forshaw has served as a director of Dynamic Ventures, Ltd. Dynamic Ventures Ltd. is an Alberta corporation involved in exploration. From June 1993 to January 2001, Mr. Forshaw served as the president and a director of Ella Resources Inc. Ella Resources is a British Columbia corporation involved in exploration. From June 1993 to January 2001, Mr. Forshaw served as a director of Kinetic Energy Inc. which became Torque Energy Ltd. Torque Energy Ltd. is a British Columbia corporation involved in the business of oil and gas exploration. From May 1994 to April 2000, Mr. Forshaw served as a director of Golden Hemlock Explorations Ltd. Golden Hemlock was a British Columbia corporation involved in exploration. Mr. Forshaw is an exploration management consultant.

Greg Kennedy - Director, Secretary and Chief Financial Officer

Since May 2003, Greg Kennedy has been a director, and our secretary and Chief Financial Officer. Since July 2001, Mr. Kennedy has been the Vice President of Operations and since July 2002, a Director of ABA.T.V, formerly Fountain House Holdings located in Vancouver, British Columbia. ABA.T.V. is a shell corporation with no business purpose other than to merge with or acquire another corporation. ABA.T.V is listed for trading on the TSX Venture Exchange under the symbol ABA.T. Since November 2002, Mr. Kennedy has been the President and a Director of Digital Capital.com, Inc., a Delaware corporation, located in Squamish, British Columbia. Digital Capital.com, Inc., is a blank check corporation with no business purpose other than to merge with or acquire another corporation. Digital Capital.com, Inc. did not merge with any entity and is in the process of returning proceeds raised from a public offering pursuant to Rule 419 of the Securities Act of 1933. Due to a medical condition, from December 2000 to July 2001, Mr. Kennedy was not employed and furnished limited consulting services as an independent contractor. From November 1998 to December 2000, Mr. Kennedy was Marketing Director of Titan Trading Analytics Inc. located in Vancouver, British Columbia. Titan Trading is a purveyor of computer software designed for the securities and investment community. From January 1991 to November 1998, Mr. Kennedy was a stockbroker with McDermid St. Lawrence Securities, now Raymond James Canada, located in Vancouver, British Columbia.

Board Composition

The term of offices for our current board of directors will expire at the next annual meeting of shareholders.

We have no director's service contracts.

Board Committees

Our audit committee is comprised of Ernest S. Peter, John R. Poloni and Robin Forshaw. Members of audit committee oversee our accounting and financial reporting process and the audits of our financial statements. The audit committee also receives and addresses complaints regarding accounting, internal controls, and auditing issues. No complaints have been received by us as of the date hereof. Further, the audit committee provides protection for whistle blowers. Again, no whistle blowing issues have presented themselves to us as of the date hereof. The audit committee functions in a collective manner with respect to all issues that come before it.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

Compensation of Executive Officers

The following table sets forth the compensation paid by us from inception through March 31, 2003 to each of our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted.

Summary Compensation Table

Long-Term Compensation
Annual Compensation	Awards	Payouts

					Securities	Restricted
Names of				Other	Under	Shares of		Other
executive				Annual	Options/	Restricted		Annual
officers)				Compen-	SARs	Shares	LTIP	Compens
and principal	Year	Salary	Bonus	sation	Granted	Units	Payouts	ation
positions	Ended	(CDN$)	(CDN$)	(CDN$)	(#)	(CDN$)	(CDN$)	(CDN$)

Ernest S. Peters	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
President	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2000	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Charles Ikona	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2000	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Robin Forehaw	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2000	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Greg Kennedy	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director,	2001	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Secretary and	2000	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Chief Financial
Officer

We do not anticipate paying any salaries in 2003.

We have not adopted any stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Options & SARs Granted to Named Executive Officers

No options or SARs have been granted to any executive officers or directors and there are no options or SARs outstanding.

Equity Compensation Plans

We have no equity compensation plans.

Stock Option Plans and Long-Term Incentive Plan Awards

We do not have any stock option plans or long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

We have has no standard arrangement pursuant with which our directors are compensated by us for their services in their capacity as directors other than the unissued treasury shares reserved for the grant of directors' stock options. There has been no other arrangement pursuant to which our directors are compensated by us in their capacity as directors during our financial year ended December 31, 2002.

No executive officer, director or employee compensation plans have been established nor are any such plans contemplated pursuant to which cash or non-cash compensation will be paid to our executive officers, directors or employees other than as referred to herein.

Prior to December 31, 2002, our affairs were managed by Petco Enterprises Ltd., a company 100% beneficially owned and controlled by Ernest S. Peters, the President, Chief Executive Officer and our Director for management fees of $30,000 per year plus expenses. Fixed Expenses included rent of $2,000 per month. Management fees and expenses were accrued as a corporate liability for more than three years and written off to contributed supplies on December 31, 2002.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct or indirect ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

The following table sets forth the common share ownership of each of our officers and directors. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

We are controlled by the YK Group Syndicate consisting of Paul Shatzko, Maryl Shatzko, Carl Verley, Shirley Verley, William P. Weston and Margaret N. Weston, by virtue of its ownership of 6,000,000 common restricted shares. We have no agreement which could result in a change of control of our company.

Name of owner	Number of Shares	Position	Percent of Class

Ernest S. Peters [1]	5,750,005	President, Chief	38.00%
	(2,000,005 Unrestricted)	Executive Officer and
	(3,750,000 Restricted)	Director

John R. Poloni	0	Director	0%

Robin Forshaw	0	Director	0%

Greg Kennedy	0	Director, Secretary and Chief Financial Officer	0%
ALL OFFICERS AND	5,750,005		38.00%
DIRECTORS AS A
GROUP (4 Persons)

Paul Shatzko	1,000,000	Shareholder	6.6%
1268 - 216th Street
Langley, BC V2Z 1R2

Maryl Shatzko	1,000,000	Shareholder	6.6%
1268 - 216th Street
Langley, BC V2Z 1R2

Carl Verley	1,000,000	Shareholder	6.6%
5895 Wilthshire Street
Vancouver, BC V6M
3L72

Shirley Verley	1,000,000	Shareholder	6.6%
5895 Wilthshire Street
Vancouver, BC V6M 3L2

William P. Weston	1,500,000	Shareholder	9.9%
478 Carlsen Place
Port Moody, BC V3H
3Z9

[1]       3,250,005 shares are owned by Ernest S. Peters; 1,000,000 shares are owned by Maxine Gail Peters, the wife of Ernest S. Peters; and, Cherri Peters, the daughter of Ernest S. Peters owns 1,500,000 restricted shares.

There are no outstanding options to purchase shares of our common stock.

Unrestricted shares are shares that can be sold at any time. Restricted shares are shares that are contractually held in escrow. The contractual terms of escrow provide for the cancellation of the shares on February 18, 2008 unless the shares are subject to earlier cancellation by virtue of the holders ceasing to be directors, officers or associates of directors and officers of the Company prior to that date in which case they are subject to immediate cancellation.

The shares were not issued to officers, directors and senior management as part of a compensation plan.

Selling Shareholders

Public Securities, Inc. located in Spokane, Washington has filed a Form 211 with the National Association of Securities Dealers, Inc. ("NASD") to list our shares of common stock for trading on the Bulletin Board operated by the NASD. During the listing process an issue arose as to the ability of the selling shareholders to sell their shares without registration in reliance upon exemptions from registration. In order to induce the NASD to list our shares for trading, we represented that we would file this selling shareholders registration statement and have it declared effective by the SEC. There is no assurance that if we file this registration statement and its is declared effective by the SEC that the NASD will list our shares for trading on the Bulletin Board. At the present time our shares are not traded anywhere and there is no assurance that our shares will ever by listed for trading anywhere.

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 15,130,005 common shares outstanding as of December 1, 2003. The percentage of beneficial ownership after the offering reflects the 881,000 common shares offered by this prospectus.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Number of Shares Underlying Rights Exercisable Within 60 Days	Number of Shares Being Offered(1)	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned
					Before Offering	After Offering
Romofin AG	450,000	0	45,000	405,000	2.97%	2.68%
Sanya Asprovski	1,000	0	1,000	0	0.01%	0
Bank Sal Opeenheim Jr.	450,000	0	45,000	405,000	2.97%	2.68%
Randy Butchard	200,000	0	20,000	180,000	1.39%	1.19%
Ding Seu Chow	1,000	0	1,000	0	0.01%	0
David C. Diggins	1,000	0	1,000	0	0.01%	0
Hung Boon Eng	1,000	0	1,000	0	0.01%	0
Ernie Gallo	200,000	0	20,000	180,000	1.39%	1.19%

Joseph M. Haley	1,000	0	1,000	0	0.01%	0
Tonga Trading AG	450,000	0	45,000	405,000	2.97%	2.68%
Sasa Asprovski	1,000	0	1,000	0	0.01%	0
Ted J. Burylo	1,000	0	1,000	0	0.01%	0
Fook Keung Chan	1,000	0	1,000	0	0.01%	0
Seu Chow	1,000	0	1,000	0	0.01%	0
EH&P Investments AG	450,000	0	45,000	405,000	2.97%	2.68%
Robert Fedun	1,000	0	1,000	0	0.01%	0
Brian Haley	1,000	0	1,000	0	0.01%	0
Richard J. Haley	1,000	0	1,000	0	0.01%	0
Tanya Jevtic	1,000	0	1,000	0	0.01%	0
Philip Lee	1,000	0	1,000	0	0.01%	0
Tse His Liu	1,000	0	1,000	0	0.01%	0
Fan Jun Lum	1,000	0	1,000	0	0.01%	0
Wally Mah	1,000	0	1,000	0	0.01%	0
Clare Martin	1,000	0	1,000	0	0.01%	0
Kevin Moe	1,000	0	1,000	0	0.01%	0
Darryn Pentecost	1,000	0	1,000	0	0.01%	0
Ernest Peters	3,250,005	0	50,000	3,200,005	21.48%	21.15%
Chan Yan Kwai	1,000	0	1,000	0	0.01%	0
Alan Ligumsky	80,000	0	20,000	60,000	0.53%	0.40%
Tony Fook Tong Lock	1,000	0	1,000	0	0.01%	0
Robert W. Mackerricher	100,000	0	20,000	80,000	0.66%	0.53%
Jack Mark	1,000	0	1,000	0	0.01%	0
Gord Medland	200,000	0	20,000	180,000	1.32%	1.19%
Pacific Geological Ltd	100,000	0	20,000	80,000	0.66%	0.53%
Cherri Peters	1,500,000	0	50,000	1,450,000	9.91%	9.58%
Maxine Peters	1,000,000	0	50,000	950,000	6.61%	6.28%
Jeff Poloni	100,000	0	20,000	80,000	0.66%	0.53%
Diane Riley	1,000	0	1,000	0	0.01%	0
Jenna Shatzko	1,000	0	1,000	0	0.01%	0
Lauren Shatzko	1,000	0	1,000	0	0.01%	0
Paul Shatzko	1,000,000	0	1,000	999,000	6.61%	6.60%
Cheuk Foon Tang	1,000	0	1,000	0	0.01%	0
Bryan Toy	1,000	0	1,000	0	0.01%	0
Gordon Toy	1,000	0	1,000	0	0.01%	0
Charles S. Underhill	50,000	0	20,000	30,000	0.33%	0.20%
Shirley Verley	1,000,000	0	50,000	950,000	6.61%	6.28%
Anthony D. Riley	1,000	0	1,000	0	0.01%	0
Gregory A Sasges	200,000	0	20,000	180,000	1.32%	1.19%
Laura Shatzko	1,000	0	1,000	0	0.01%	0
Maryl Shatzko	1,001,000	0	50,000	951,000	6.62%	6.29%
Wayne Smyth	50,000	0	20,000	30,000	0.33%	0.20%
Peter Tong	1,000	0	1,000	0	0.01%	0
Dennis Toy	1,000	0	1,000	0	0.01%	0

Nadia Traversa	1,000	0	1,000	0	0.01%	0
Carl Verley	1,000,000	0	50,000	950,000	6.61%	6.28%
Jan Werbes	50,000	0	20,000	30,000	0.33%	0.20%
Kaj Werbes	100,000	0	20,000	80,000	0.66%	0.53%
Bill Weston	1,000	0	1,000	0	0.01%	0
Paul Weston	1,000	0	1,000	0	0.01%	0
Fay F. Wong	1,000	0	1,000	0	0.01%	0
Yum Lake Wong	1,000	0	1,000	0	0.01%	0
Kjeld Werbes	109,000	0	20,000	89,000	0.72%	0.59%
Margaret Weston	500,000	0	50,000	450,000	3.30%	2.97%
William P. Weston	1,500,000	0	50,000	1,450,000	9.91%	9.58%
Wu Hon Wong	1,000	0	1,000	0	0.01%	0
William H. Yang	1,000	0	1,000	0	0.01%	0
TOTAL	15,130,005	0	881,000	14,249,005	100.00%	93.01%

RELATED PARTY TRANSACTIONS

Other than as disclosed herein, our officer, directors and principal shareholders, or any of our associates or affiliates, have not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company during the previous three fiscal years and through to February 28, 2003:

We were a party to a management agreement dated February 1, 1997, with Petco Enterprises Ltd., of Vancouver, British Columbia (Petco), whereby Petco is engaged to perform management services. Pursuant to the terms of the management agreement, Petco receives $2,500 per month plus expenses, We also pay $2,000 per month to Petco for rent and secretarial services. The arrangement with Petco ended December 31, 2002, and will not be renewed. Accrued liabilities associated with management fees and for rent and secretarial services in the amount of $200,671, were written off by Petco effective December 31, 2002, and reflected in our financial statements as contributed supplies.

We were a party to a management agreement dated July 1, 1995, with Petco, whereby Petco was engaged to perform management services at a cost of $2,500 per month plus expenses. Petco Enterprises Ltd. is a company owned and controlled by Ernest S. Peters, our president and chief executive officer.

There are no additional interests of management in transactions involving our company except for those stated in the Notes to the Financial Statements.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock, now outstanding, are fully paid for and non-assessable and all shares of common stock will be fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the laws of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this registration statement, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no British Columbia anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Dividends

Holders of the common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and its telephone number is (604) 661-9400.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. federal income tax considerations describes the material U.S. federal income tax matters expected to be relevant to U.S. Holders (as defined below) who hold our common shares as a capital asset. This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the"Code"), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. Entourage Mining has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

As used herein, the term "U.S. Holder" means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;

*

a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

*

a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;

*	insurance companies;

*	traders in securities that elect to mark-to-market;

*	securities dealers;

*	partnerships or other entities classified as partnerships for United States federal income tax purposes;

*	tax-exempt organizations;

*	persons that hold the common shares as part of an integrated investment (including a straddle);

*	persons owning, directly, indirectly or constructively, 10% or more of voting stock of Entourage Mining; and

*	persons whose "functional currency" is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

Prospective investors are urged to consult their own tax advisors as to the federal, state and other tax consequences of acquiring, holding and disposing of Entourage Mining common shares.

General

Distributions

Subject to the discussion under "Special Tax Provisions" below, distributions of cash or property made by Entourage Mining with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of current or accumulated earnings and profits of Entourage Mining (as determined for United States federal income tax purposes). Dividends paid by Entourage Mining are includible in a U.S. Holder's gross income and are taxable as ordinary income. If a portion of a distribution made by Entourage Mining with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder's adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder's adjusted basis in the common shares, the distribution will constitute capital gain. Dividends received by a corporate U.S. Holder from Entourage Mining generally will not be eligible for the dividends received deduction.

For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Entourage Mining generally will constitute "passive income," or in the case of certain U.S. Holders, "financial services income." The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors. Prospective investors are urged to consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder's gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes. This gain or loss generally will be from sources within the United States for United States foreign tax credit purposes. Prospective investors are urged to consult their own tax advisors regarding any potential foreign currency gain or loss, in the event that a dividend is paid by Entourage Mining in a currency other than the U.S. dollar and is not converted into U.S. dollars on the date of receipt.

Dispositions

Generally, subject to the discussion of "Special Tax Provisions" immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the "amount realized") and the U.S. Holder's adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder's gain or loss will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates. Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares generally will be treated as derived from U.S. sources for United States foreign tax credit purposes.

The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition. The amount that a corporate U.S. Holder generally may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carryback year.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to distributions made by Entourage Mining to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder's distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed by a U.S. Holder as a credit against the U.S. Holder's United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.

Special Tax Provisions

Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock. A foreign corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is "passive income;" or
*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of the gross income and gross assets of Entourage Mining, Entourage Mining does not believe that it currently is a PFIC, nor does Entourage Mining anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by Entourage Mining on an annual basis and PFIC status depends upon the composition of Entourage Mining's income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that Entourage Mining will not be considered a PFIC for any taxable year. In addition, Entourage Mining will not obtain an opinion of counsel, and no ruling will be sought from the Internal Revenue Service, regarding the characterization of Entourage Mining as a PFIC for United States federal income tax purposes.

If Entourage Mining is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if Entourage Mining is treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat Entourage Mining as a "qualified electing fund" (a "QEF") with respect to the electing U.S. Holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. Holder's United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and Entourage Mining is treated as a PFIC.

If a timely QEF election is made, whether or not distributed by Entourage Mining, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of the ordinary earnings of Entourage Mining, and (b) as long-term capital gain, a pro-rata share of the net capital gain of Entourage Mining. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that Entourage Mining incurs a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing the ordinary earnings and net capital gain of Entourage Mining in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

If Entourage Mining is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, Entourage Mining will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

In general, if a U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that Entourage Mining is treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called "interest charge" method. Under the interest charge regime:

*

any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder's holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder's holding period for the PFIC stock;

*

the portion of the gain or distribution that is allocable to prior taxable years, other than any year before Entourage Mining became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*

an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Entourage Mining became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if Entourage Mining is treated as a PFIC for any taxable year, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

As an alternative to the QEF election, a U.S. Holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange". Under applicable Treasury Regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Entourage Mining cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

If a valid mark-to-market election is made, the electing U.S. Holder generally would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder's adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

Foreign Personal Holding Company

U.S. persons owning, directly or indirectly (on the last day of the corporation's taxable year), shares of a foreign corporation that is a "foreign personal holding company" ("FPHC") are required to include in their gross income a pro rata share of the FPHC's "foreign personal holding company income" that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned (directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of "foreign personal holding company income." "Foreign personal holding company income" includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, Entourage Mining does not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. Entourage Mining does not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause Entourage Mining to become a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general description of the principal Canadian federal income tax considerations generally applicable to the holders of common shares acquired pursuant to this offering who at all relevant times hold such common shares as capital property, deal at arm's length with Entourage Mining, and are not affiliated with Entourage Mining, all within the meaning of the Income Tax Act (Canada) (the "Canadian Tax Act"). The common shares will generally be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as "mark-to-market property" for purposes of the Canadian Tax Act. Shareholders who will not hold their Entourage Mining common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain "financial institutions," as defined in the Canadian Tax Act, of the "mark-to-market" rules.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary should not be construed to be legal or tax advice to any particular holder of common shares. Accordingly, prospective investors are urged to consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of Entourage Mining common shares.

Holders Resident in Canada

The following section of this summary applies to a holder of Entourage Mining common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a "Canadian holder"). A Canadian holder whose Entourage Mining common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder on Entourage Mining common shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends received by a corporation on Entourage Mining common shares must be included in computing the corporation's income but generally will be deductible in computing its taxable income. A "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, generally will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on Entourage Mining common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares

A disposition or deemed disposition of Entourage Mining common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an "allowable capital loss") realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Holders Not Resident In Canada

The following portion of the summary is generally applicable to a Entourage Mining shareholder:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;
*	who does not use or hold (and will not use or hold) and is not deemed to use or hold Entourage Mining common shares in, or in the course of, carrying on a business in Canada; and
*

to whom the Entourage Mining common shares do not constitute "taxable Canadian property" for purposes of the Canadian Tax Act (referred to in this summary as a "Non-Resident Shareholder"). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

Generally, Entourage Mining common shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange and the Nasdaq National Market) at that time, and the holder, persons with whom the holder does not deal at arm's length, or the holder together with all such persons has not owned 25% or more of the issued shares of any class or series in the capital of Entourage Mining at any time during the 60-month period that ends at the particular time. For this purpose, it is the position of the Canada Customs and Revenue Agency that holders of an interest in or option to acquire Entourage Mining common shares will be considered to hold the common shares to which such interest or option relates. Common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Canadian Tax Act.

Taxation of Dividends

Dividends on Entourage Mining common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on Entourage Mining common shares generally will be subject to Canadian withholding tax at the rate of 15%.

Disposition of Common Shares

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Entourage Mining common shares.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

We have 15,130,005 shares of common stock outstanding. The 881,000 common shares offered for sale by this prospectus will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

The remaining 14,249,005 common shares were offered and sold outside the United States to non-U.S. persons. Some of the shares are held by affiliates. Common shares held by affiliates of Entourage Mining and restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

As a result of the lockup agreements, which are described below, and the provisions of Rules 144, 144(k) and 701 described below, these shares will be available for sale in the U.S. public market as follows:

*	no common shares may be sold on or before 180 days from the date of this prospectus;
*

common shares were offered and sold outside the United States to non-U.S. persons who are not affiliates of Entourage Mining and may be eligible to be resold freely in the United States upon expiration or waiver of the lockup agreement with the underwriters; and

Rule 144.

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 140,440 shares immediately after this offering, or
*

the average weekly trading volume of our common shares in the public market during the four calendar weeks immediately before the sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Rule 144(k).

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

Our Selling Shareholder will sell her shares directly into the market. The prices she will receive will be determined by the market price on the day of sale. We will not enter into any arrangements with any securities dealers or market makers concerning solicitations of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of shares by our Selling Shareholder will be determined through negotiations between her and the broker/dealers through or to which the securities are to be sold and many vary, depending on the broker/dealer or market makers fee schedule, the size of the transaction and other factors. The separate cost of our Selling Shareholder will be borne by her. Our Selling Shareholder and any broker/dealers, market maker, or agent, that participate with our Selling Shareholder in the sale of the shares by her may be deemed an underwriter with the meaning of the Securities Act of 1933, and any commissions or discounts received by them and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

No market exists for our securities and there is no assurance that a regular trading market will develop, or if developed, that it will be sustained. A shareholder in all likelihood, therefore, will be unable to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities. Of the 15,130,005 shares of common stock outstanding as of September 30, 2003, 5,750,005 shares were owned by our officers and directors and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

At December 1, 2003, there were 66 holders of record.

The price of the shares has been determined by our board of directors. It was selected because it is close to the current ask price for our shares of common stock. If the best asked price drops below the offering price in this registration statement, we will have difficulty selling our shares. That is because a purchaser could buy the same shares of common stock in an open market transaction at a lower price that he could in this offering.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

LEGAL MATTERS

Certain legal matters in connection with the common shares offered by this prospectus and certain tax matters will be passed upon for us by Conrad C. Lysiak, Attorney and Counselor at Law, 601 West First Avenue, Suite 503, Spokane, Washington, our United States counsel.

EXPERTS

The consolidated financial statements of Entourage Mining as at and for the fiscal years ended December 31, 2000, 2001 and 2002, have been included in this prospectus in reliance upon the report of Morgan & Company, Chartered Accountant, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1, independent chartered accountants, upon their authority as experts in accounting and auditing.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Our auditor is Morgan & Company, Chartered Accountant, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1. Our stock transfer agent for our securities is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and its telephone number is (604) 661-9400.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.

Copies of documents referred to in this prospectus may be arranged to be inspected at our offices at 675 West Hastings Street, Suite 306, Vancouver, British Columbia V6B 1N2. Our telephone number is (604) 684-7227.

INDEX TO FINANCIAL STATEMENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

BALANCE SHEET STATEMENTS OF OPERATIONS STATEMENT OF CHANGES IN CASH FLOW	F-1 F-2 F-3
NOTES TO FINANCIAL STATEMENTS	F-4 F-6

AUDITORS REPORT	F-7
BALANCE SHEET STATEMENTS OF OPERATIONS STATEMENT OF CHANGES IN CASH FLOW STATEMENT OF STOCKHOLDERS' EQUITY	F-8 F-9 F-10 F-11
NOTES TO FINANCIAL STATEMENTS	F-12

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

BALANCE SHEET
(Unaudited)
(Stated in Canadian Dollars)

	SEPTEMBER 30	DECEMBER 31
	2003	2002

ASSETS

Current
Cash	$592	$-

Mineral Property Option (Note 3)	-	-
	592	-

LIABILITIES

Current
Accounts payable	$211,460	$52,632
Accounts payable to related parties	174,167	109,167
	385,627	161,799

SHAREHOLDERS' DEFICIENCY

Capital Stock (Note 4)
Authorized:
100,000,000 common voting shares without par value
Issued:
15,130,005 common voting shares at September 30, 2003 and
9,130,005 common voting shares at December 31, 2002 (of
which 3,750,000 are held in escrow at September 30, 2002
and December 31, 2002)	336,501	276,501

Contributed Capital	200,671	200,671

Deficit Accumulated During The Exploration Stage	(922,207)	(638,971)
	(385,035)	(161,799)

	$592	$-

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS AND DEFICIT
(Unaudited)
(Stated in Canadian Dollars)

					INCEPTION
					JUNE 16
	THREE MONTHS ENDED		NINE MONTHS ENDED		1995 TO
	SEPTEMBER 30		SEPTEMBER 30		SEPTEMBER 30
	2003	2002	2003	2002	2003

Revenue	$-	$-	$-	$-	$-

Expenses
Accounting and legal	-	-	-	-	22,500
Bank charges	24	-	24	-	24
Consulting	3,000	-	3,000	-	3,000
Option payments and exploration costs	164,259	-	224,259	-	367,142
Interest expense	-	-	-	-	5,808
Management fees	-	7,500	-	22,500	225,000
Office and sundry	2,204	-	5,065	-	6,428
Professional fees	14,032	-	43,625	-	105,042
Rent	-	6,000	-	18,000	180,000
Travel	7,263	-	7,263	-	7,263

Loss For The Period	190,782	13,500	283,236	40,500	$922,207

Deficit, Beginning Of Period	731,425	606,543	638,971	579,543

Deficit, End Of Period	$922,207	$620,043	$922,207	$620,043

Basic And Diluted Loss Per Share	$0.02	$0.01	$0.03	$0.01

Weighted Average Number Of Shares Outstanding	11,380,005	5,380,005	8,390,994	5,380,005

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in Canadian Dollars)

				INCEPTION
				JUNE 16
THREE MONTHS ENDED		SIX MONTHS ENDED		1995 TO
SEPTEMBER 30		SEPTEMBER 30		SEP. 30
2003	2002	2003	2002	2003

Cash Flows From Operating Activities
Net loss for the period	$(190,782)	$(13,500)	$(283,236)	$(40,500)	$(922,207)

Adjustment To Reconcile Net Loss To
Net Cash Used By Operating Activities
Mineral property option payment paid
with stock	-	-	60,000	-	60,000
Increase in accounts payable	126,374	-	158,828	-	211,460
Increase in accounts payable to related
parties	65,000	13,500	65,000	40,500	374,838
	-	-	283,828	-	(275,909)

Cash Flows From Financing Activity
Issue of capital stock	-	-	-	-	276,501

Net Change In Cash	592	-	592	-	592

Cash, Beginning Of Period	-	8	-	8	-

Cash, End Of Period	$592	$8	$592	$8	$592

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

During the period ended September 30, 2003, the Company issued 6,000,000 common shares at a fair value of $60,000 in connection with the mineral property option agreement referred to in Note 3.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003
(Unaudited)
(Stated in Canadian Dollars)

1.       BASIS OF PRESENTATION

The unaudited financial statements as of September 30, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the December 31, 2002 audited financial statements and notes thereto.

2.       SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)       Option Payments and Exploration Costs

The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003
(Unaudited)
(Stated in Canadian Dollars)

2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)       Stock Based Compensation

The Company will account for stock based employee and director compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25 - "Accounting for Stock Issued to Employees", and related interpretations, and complies with the disclosure provisions of SFAS No. 123 - "Accounting for Stock Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date the number of shares receivable is determined, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. Stock based compensation arrangements for others are recorded at their fair value as the services are provided and the compensation earned.

c)       Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed in accordance with SFAS No. 128 - "Earnings Per Share" by dividing income and losses by the weighted average number of common shares outstanding for the year. Diluted per share amounts reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to common shares. In computing diluted earnings (loss) per share, no shares were added to the weighted average number of common shares outstanding during the years ended December 31, 2002, 2001 and 2000 for the dilutive effect of employee stock options and warrants as no options, warrants or other convertible securities were outstanding. No adjustments were required to reported earnings (loss) from operations in computing diluted per share amounts.

d)       Exploration Stage Company

The Company is an exploration stage company as defined in the Statements of Financial Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's exploration stage activities.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003
(Unaudited)
(Stated in Canadian Dollars)

3.       MINERAL PROPERTY OPTION

By an assignment agreement dated March 17, 2003, as amended May 17, 2003, the Company holds an option to acquire a 60% interest, subject to a 3% gross overriding royalty, in two groups of mineral claims located in the Yukon Territory. As consideration for the assignment, the Company has agreed to pay, to the assignor, the sum of $60,000 once the Company has been financed, and to issue 6,000,000 common shares (issued). Under the terms of the option agreement, the Company must incur a total of $500,000 in exploration expenditures, and make additional cash payments totalling $80,000 through November 1, 2007.

4.       RELATED PARTY TRANSACTIONS

a)       During the period ended September 30, 2003, the Company incurred $Nil (2002 - $15,000) for management fees, and $Nil (2002 - $12,000) for rent with a related company.

b)       Included in accounts payable at September 30, 2003 is $174,167 (2002 - $286,007) owing to a director and a company controlled by the same director.

c)       During the period ended September 30, 2003, the Company paid $1,000 (2002 - $Nil) for consulting fees to a Director of the Company.

AUDITORS' REPORT

To the Stockholders of
Entourage Mining Ltd.
(An exploration stage company)

We have audited the balance sheets of Entourage Mining Ltd. (an exploration stage company) as at December 31, 2002 and 2001, and the statements of operations, cash flows, and stockholders' equity for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001, and the results of its operations and cash flows for the years ended December 31, 2002, 2001 and 2000 in accordance with United States generally accepted accounting principles applied on a consistent basis.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered net losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. Management plans as to this matter are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada             /s/ Morgan & Company

February 6, 2003                 Chartered Accountants

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
BALANCE SHEETS
(Stated in Canadian Dollars)

	DECEMBER 31
	2002	2001

ASSETS

Current
Cash	$-	$8
Goods and Services Tax recoverable	-	3,978
	$-	$3,986
LIABILITIES
Current
Accounts payable and accrued liabilities	$52,632	$48,021
Account payable to related parties	109,167	259,007
	161,799	307,028
SHAREHOLDERS' Deficiency
Capital Stock (Note 4)
Authorized:
100,000,000 common voting shares without par value
Issued:
9,130,005 common voting shares (of which 3,750,000 are held in escrow)	276,501	276,501
Contributed Capital	200,671	-
Deficit Accumulated During The Exploration Stage	(638,971)	(579,543)
	(161,799)	(303,042)
	$-	$3,986

See accompanying notes to the financial statements

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Stated in Canadian Dollars)

				INCEPTION
				JUNE 16
				1995 TO
	YEARS ENDED DECEMBER 31			DECEMBER 31
	2002	2001	2000	2002
Revenue	$-	$-	$-	$-

Expenses
Accounting and legal	4,855	3,645	9,000	22,500
Exploration costs	-	-	-	142,883
Interest expense	541	1,062	1,355	5,808
Management fees	30,000	30,000	30,000	225,000
Office and sundry	32	42	700	1,363
Professional fees	-	-	1,800	61,417
Rent	24,000	24,000	24,000	180,000

Loss For The Year	$(59,428)	$(58,749)	$(66,855)	$(638,971)

Comprehensive Income (Loss) For The Year	$(59,428)	$(58,749)	$(66,855)

Earnings (Loss) Per Share, basic and diluted	$(0.01)	$(0.03)	$(0.01)

Weighted Average Number Of Shares Outstanding,	5,380,005	5,380,005	5,380,005

See accompanying notes to the financial statements

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Stated in Canadian Dollars)

				INCEPTION
				JUNE 16
				1995 TO
	YEARS ENDED DECEMBER 31			DECEMBER 31
	2002	2001	2000	2002

Cash Flows From Operating Activities
Loss for the year	$(59,428)	$(58,749)	$(66,855)	$(638,971)

Adjustments To Reconcile Loss To Net Cash Used By Operating Activities
Change in Goods and Services Tax refundable	3,978	(217)	(1,806)	-
Change In prepaid expenses	-	-	700	-
Change in accounts payable and accrued liabilities	4,611	58,865	67,896	52,632
Change in accounts payable to related parties	50,831	-	-	309,838
Total Adjustments	59,420	58,648	66,790	362,470
	(8)	(101)	(65)	(276,501)

Cash Flows From Financing Activity
Issue of capital stock	-	-	-	276,501

Increase (Decrease) In Cash	(8)	(101)	(65)	-

Cash, Beginning Of Year	8	109	174	-

Cash, End Of Year	$-	$8	$109	$-

See accompanying notes to the financial statements

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
DECEMBER 31, 2002
(Stated in Canadian Dollars)

				DEFICIT
				ACCUMULATED
	NUMBER			DURING THE
	OF		CONTRIBUTED	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Share issued for cash	5	$1	$-	$-	$1
Loss for the period	-	-		(38,624)	(38,624)

Balance, December 31, 1995	5	1	-	(38,624)	(38,623)

Shares issued for cash	9,130,000	276,500	-	-	276,500
Loss for the year	-	-	-	(210,592)	(210,592)

Balance, December 31,1996	9,130,005	276,501	-	(249,216)	27,285

Loss for the year	-	-	-	(74,529)	(74,529)

Balance, December 31, 1997	9,130,005	276,501	-	(323,745)	(47,244)

Loss for the year	-	-	-	(60,148)	(60,148)

Balance, December 31, 1998	9,130,005	276,501	-	(383,893)	(107,392)

Loss for the year	-	-	-	(70,046)	(70,046)

Balance, December 31, 1999	9,130,005	276,501	-	(453,939)	(177,438)

Loss for the year	-	-	-	(66,855)	(66,855)

Balance, December 31, 2000	9,130,005	276,501	-	(520,794)	(244,293)

Loss for the year	-	-	-	(58,749)	(58,749)

Balance, December 31, 2001	9,130,005	276,501	-	(579,543)	(303,042)

Forgiveness of amounts due to related party	-	-	200,671	-	200,671

Loss for the year	-	-	-	(59,428)	(59,428)

Balance, December 31, 2002	9,130,005	$276,501	$200,671	$(638,971)	$(161,799)

See accompanying notes to the financial statements

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000
(Stated in Canadian Dollars)

1.       NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated in the Province of British Columbia, Canada, and its principal business activity is the acquisition, exploration and development of mineral properties.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. Realization values may be substantially difference from the carrying values shown in the financial statements should the Company be unable to continue as a going concern.

The Company has experienced significant operating losses and, at December 31, 2002, has a working capital deficiency of $161,799, and has an accumulated deficit of $638,971. The recurring losses and lack of working capital raise substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to meet its obligations and maintain operations is contingent upon successful completion of additional financing arrangements and the continuing support of its creditors. Management is working to obtain sufficient working capital from external sources in order to continue operations, as well as identifying new business opportunities. There is, however, no assurance that the aforementioned events, including the receipt of additional funding, will occur or be successful.

2.       SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)       Option Payments and Exploration Costs

The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000
(Stated in Canadian Dollars)

2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses for the periods reported. Actual results could differ from these estimates.

c)       Financial Instruments

The Company's financial instruments consist of cash, Goods and Services Tax recoverable, accounts payable and accrued liabilities.

Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

d)       Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of the asset and liability approach for accounting and reporting on income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000
(Stated in Canadian Dollars)

2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)       Stock Based Compensation

The Company accounts for stock based employee and director compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25 - "Accounting for Stock Issued to Employees", and related interpretations, and complies with the disclosure provisions of SFAS No. 123 - "Accounting for Stock Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date the number of shares receivable is determined, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. Stock based compensation arrangements for others are recorded at their fair value as the services are provided and the compensation earned.

f)       Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed in accordance with SFAS No. 128 - "Earnings Per Share" by dividing income and losses by the weighted average number of common shares outstanding for the year. Diluted per share amounts reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to common shares. In computing diluted earnings (loss) per share, no shares were added to the weighted average number of common shares outstanding during the years ended December 31, 2002, 2001 and 2000 for the dilutive effect of employee stock options and warrants as no options, warrants or other convertible securities were outstanding. No adjustments were required to reported earnings (loss) from operations in computing diluted per share amounts.

g)       Exploration Stage Company

The Company is an exploration stage company as defined in the Statements of Financial Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's exploration stage activities.

3.       MINERAL PROPERTY

Lion Mineral Claims

By an agreement dated August 15, 1996, the Company was granted an option to acquire a 65% interest in four mineral claims located in the Toodoggone area of British Columbia.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000
(Stated in Canadian Dollars)

3.       MINERAL PROPERTY (Continued)

Lion Mineral Claims (Continued)

In order to earn its interest, the Company must incur exploration expenditures and issue shares from its treasury as follows:

-	a total of $200,000 in exploration expenditures, $100,000 of which must be incurred by December 31, 2000, with an additional $100,000 to be incurred by December 31, 2001;
-	a total of 200,000 shares in 50,000 share intervals as work progresses on the property, the results of which give rise to recommendations for further exploration expenditures.

During the year ended December 31, 2001, the Company abandoned its interest in the Lion Mineral Claims.

4.       SHARE CAPITAL

a) During the year ended December 31, 2002, the Company increased its authorized and issued common shares on the basis of five common shares for every common share held. Concurrently, the Company increased its authorized common shares to 100,000,000 common shares with no par value. All per share amounts and number of shares issued have been adjusted in these financial statements to reflect the share split.

b) Of the Company's issued and outstanding shares, 3,750,000 are held in escrow, their release being subject to the approval of the regulatory authorities. As the escrow shares are considered to be contingently issuable shares, they have been excluded from the weighted average common shares outstanding for both basic and diluted earnings and loss per share calculations.

5.       RELATED PARTY TRANSACTIONS

a) During the year ended December 31, 2002, the Company incurred $30,000 (2001 - $30,000; 2000 - $30,000) for management fees, and $24,000 (2001 - $24,000; 2000 - $24,000) for rent with a company controlled by a director.

b) Included in accounts payable at December 31, 2002 is $109,167 (2001 - $259,007; 2000 - $205,007) owing to a director and to a company controlled by the same director. During the year ended December 31, 2002, the related company controlled by a director forgave $200,671 of accounts payable owed to it by the Company.

ENTOURAGE MINING LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000
(Stated in Canadian Dollars)

6.       INCOME TAXES

A reconciliation of income taxes at statutory rates to the Company's effective income tax expense is as follows:

	2002	2001	2000

Loss for the year	$(59,428)	$(158,970)	$(66,855)
Statutory tax rate	39.6%	44.6%	45.6%
Expected income tax provision	$(23,533)	$(70,901)	$(30,486)
Non-deductible differences	$79,465	$44,699	$-
Unrecognized tax losses	$(55,932)	$26,202	$30,486

Income tax provision	$-	$-	$-

Details of future income tax assets are as follows:

	2002	2001	2000

Mineral properties	$36,782	$41,428	$42,355
Loss available for future periods	116,985	194,750	172,327
Valuation allowance	(153,767)	(236,178)	(214,682)

Net future income tax asset	$-	$-	$-

The Company has non-capital losses for income tax purposes of $295,417 which may be available to reduce taxable income in future years. The potential benefit of these losses has been recognized as a future income tax benefit but has been reduced by a valuation allowance, as currently these amounts are less than likely to be realized. These losses expire as follows:

2005	$55,348
2006	114,465
2007	66,855
2008	58,749
$295,417

The Company also has Canadian resource deductions totalling $92,883 with no specified expiry date.

Through and including _______________________, 2004 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6.       Indemnification of Directors and Officers

The Articles of Association of Entourage Mining (the "Company") provide that every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Articles of Association further provides that no director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on such person's party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Item 7. Recent Sales of Unregistered Securities

There were no unregistered sales of securities in the United States in the last three years.

Item 8. Exhibits

The following exhibits were filed with our Form 20-F registration statement (SEC file no. 000-50305)

1.1	Amendments to Articles of Incorporation
1.2	Certificate of Change of Name
1.3	Special Resolution dated March 28, 2002, effecting the stock split
2.1	Share Certificate - Common Stock
4.1	Assignment Agreement
4.2	Assignment Agreement - Finlayson
4.3	Escrow Agreement

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

-1

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

-2

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on 30th day of November, 2003.

ENTOURAGE MINING LTD. (Registrant)

BY:	/s/ Ernest Peters Ernest S. Peters, President, Chief Executive Officer

BY:	/s/ Greg Kennedy Greg Kennedy, Secretary and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ernest S. Peters, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Ernest Peters Ernest S. Peters	President, Chief Executive Officer and a member of the Board of Directors	November 30, 2003
/s/ John Poloni John R. Poloni	Member of the Board of Directors	November 30, 2003
/s/ Robin Forshaw Robin Forshaw	Member of the Board of Directors	November 30, 2003
/s/ Greg Kennedy Greg Kennedy	Secretary and Chief Financial Officer and a member of the Board of Directors	November 30, 2003